Exhibit 99.1

  ECD Announces Expansion of NiMH Battery License to Cobasys and Restructuring
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           of Relationship with ChevronTexaco Technology Ventures
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      Rochester Hills, Mich., Dec. 3, 2004 ? Energy Conversion Devices, Inc.
(ECD Ovonics) (NASDAQ:ENER) announced today that, as part of its focus on its core businesses, it is entering into a series of agreements with ChevronTexaco Technology Ventures LLC (CTTV), a subsidiary of ChevronTexaco Corporation (ChevronTexaco) (NYSE:CVX), and Cobasys LLC (Cobasys), the 50-50 Ovonic nickel metal hydride (NiMH) battery manufacturing joint venture between CTTV and Ovonic Battery Company, Inc. (Ovonic Battery), a subsidiary of ECD Ovonics, to expand the scope of licenses granted to Cobasys at the time of the formation of the joint venture in July 2001.

      In consideration of the expanded license, revised joint venture agreements and the collateralization of certain obligations, ECD Ovonics, through its subsidiary Ovonic Battery, will receive an option to purchase the 4,376,633 shares of ECD common stock currently owned by a subsidiary of ChevronTexaco. The option is exercisable at $4.55 per share and expires on November 1, 2005. In addition, CTTV will transfer to ECD its interest in Texaco Ovonic Hydrogen Systems LLC (TOHS) in consideration of relieving CTTV of any continuing obligations to fund TOHS. The transaction will increase ECD Ovonics' operating income in the quarter ended December 31, 2004 by approximately $77 million as a result of this one-time, non-cash event.

      The 4,376,633 shares of ECD common stock subject to the option represent approximately 17% of the currently issued and outstanding shares. ECD Ovonics believes that the option arrangement will provide it with value and added flexibility in its activities to secure additional capital required for its future growth.

      The agreement also provides a mechanism for additional funding from CTTV to continue Cobasys' expansion. CTTV will be entitled to a priority right of repayment for providing the additional funding. ECD Ovonics and CTTV will each continue to own a 50 percent interest in Cobasys, subject to adjustment under certain circumstances.

      Cobasys presently develops, manufactures and markets advanced Ovonic NiMH battery systems for transportation, telecommunication and uninterruptible power supply applications. One objective of the agreements is the expansion of the Ovonic Battery license to Cobasys to provide an opportunity for Cobasys to take advantage of the growing interest in NiMH batteries and enable it to address a full range of battery opportunities for military, homeland security, load leveling, stationary power and other prismatic battery applications.

      Robert Stempel, Chairman and CEO of ECD Ovonics, said, "This agreement provides Cobasys with the technology rights and a means for additional financial


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resources to capitalize on the significant commercial opportunities for its proprietary battery solution systems in a wide range of markets."

      Thomas Neslage, President and CEO of Cobasys, commented, "This agreement is an important next step in our pursuit of becoming a world-class NiMH energy solutions company to meet the needs of our customers."

      The hydrogen business unit will be renamed Ovonic Hydrogen Systems LLC. It will focus on continuing to commercialize small portable metal hydride storage systems that have current and near-term market applications while continuing to develop and commercialize ECD Ovonics' proprietary reversible solid metal hydride-based low-pressure hydrogen storage systems for longer term stationary, transportation and infrastructure applications.

      ECD will hold a conference call on Monday, December 6, 2004, at 11:00 a.m. (Eastern Time) to review and discuss the expansion of the Ovonic NiMH battery license to Cobasys and restructuring of the relationship with ChevronTexaco Technology Ventures. Individuals wishing to participate in the conference should call (877) 858-2512 or (706) 634-1291. A live webcast of the conference call will be available online at http://www.ovonic.com/investor or through the Company's web site at www.ovonic.com. A replay of the call will be available through December 8, 2004, until 3:00 p.m. ET, at (800) 642-1687 or (706)
645-9291. Callers should use conference ID # 2647447 to access the conference call and the replay.

About ECD Ovonics:
ECD Ovonics is the leader in the synthesis of new materials and the development of advanced production technology and innovative products. It has invented, pioneered and developed its proprietary, enabling technologies in the fields of energy and information leading to new products and production processes based on amorphous, disordered and related materials. ECD Ovonics' proprietary advanced information technologies include Ovonic phase-change electrical memory, Ovonic phase-change optical memory and the Ovonic Threshold Switch. The Company's portfolio of alternative energy solutions includes Ovonic thin-film continuous-web amorphous solar cells, modules, panels and systems for generating solar electric power; Ovonic NiMH batteries; Ovonic hydride storage materials capable of storing hydrogen in the solid state for use as a feedstock for fuel cells or internal combustion engines or as an enhancement or replacement for any type of hydrocarbon fuel; and Ovonic fuel cell technology. ECD Ovonics designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products and develops new applications for its technologies. ECD Ovonics holds the basic patents in its fields. More information on ECD Ovonics is available on www.ovonic.com.

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Contacts:
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Ghazaleh Koefod, Investor Relations           Bruce MacDonald, Liebler!MacDonald
Dick Thompson, Media Relations                248.283.1039
Energy Conversion Devices, Inc.
248.293.0440